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                                                                   EXHIBIT 99.2

                             AFFILIATE'S AGREEMENT

                            _______________________
                                      Date



United Bankshares, Inc.
415 Market Street
Parkersburg, West Virginia  26101

Gentlemen:

          Reference is made to the Agreement and Plan of Merger (the "Plan") dated the 6th day of March, 1995 between First Commercial Bank ("FCB") and United Bankshares, Inc. ("UBS") providing for the acquisition of FCB by United. As a result of the acquisition, UBS will acquire all of the issued and outstanding common stock of FCB, in exchange for shares of the common stock of UBS. The undersigned stockholder has been identified as one who may be an "affiliate" of FCB for the purposes of Rule 145 of the Securities Act of 1933, as amended (the "Act"). As a result of the transactions contemplated by the Plan, the affiliate will receive shares of UBS stock. In consideration for the receipt of such shares, the affiliate represents, warrants and covenants as follows:

               (1) Until the expiration of the limitation on the transfer of the affiliate shares as provided in Rule 145, the affiliate will not sell, assign or transfer any of the affiliate shares except (a) within the limits and in accordance with the applicable provisions of Rule 145 or (b) upon receipt by UBS of an opinion of counsel, in form and substance satisfactory to UBS and its counsel, to the effect that such disposition complies with the Act.

               (2) Until the expiration of the limitation on the transfer of the affiliate shares as provided in Rule 145(d), each certificate for the affiliate may bear a restrictive legend in substantially the following form:

               The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to
          (i) the Registration Statement then in effect under the Act,
          (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of Rule 145 reasonably satisfactory to it, or
          (iii) a transaction which, in the opinion of counsel or as described in a "no action" or
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          interpretive letter from the staff of the Securities and
          Exchange Commission, in each case satisfactory in form and substance to the issuer, is exempt from the registration requirements of the Act.


                                           Very truly yours,


                                           ___________________________

Accepted this ____ day of _______________, 1994,
by United Bankshares, Inc.


By _____________________________________
             Richard M. Adams

 Its Chief Executive Officer